AMERIGROUP Corporation Reports First Quarter Net Income of $21,293,000 or
                           $0.40 Per Diluted Share

           April Membership Exceeds 1,500,000 Members in 10 States

      VIRGINIA BEACH, Va., April 25 /PRNewswire-FirstCall/ -- AMERIGROUP Corporation (NYSE: AGP) today announced that its net income for the first quarter of 2007 was $21,293,000, or $0.40 per diluted share.

       Highlights:

      --    Membership increased 21.2 percent to 1,332,000 at the end of the quarter versus the first quarter 2006.
      --    Total membership in AMERIPLUS, which serves people in Medicaid's
            Aged, Blind and Disabled (ABD) population, increased sequentially by
            33.0 percent to 125,000 members.
      --    Revenues of $832,317,000, a 23.5 percent increase over the first quarter of 2006.
      --    Health benefits ratio of 83.4 percent of premium revenues.
      --    Selling, general and administrative expense ratio of 12.7 percent of total revenues.
      --    Cash flow from operations was $29,715,000.
      --    Issued $240,000,000 in aggregate principal amount of 2.0 percent convertible senior notes due 2012. The transaction included an overallotment of $20,000,000 which was exercised in April bringing the total to $260,000,000.
      --    Entered into a new credit facility, and at March 31, there was
            $150,000,000 outstanding. The facility also includes a $50,000,000 revolver, which has no amounts outstanding.
      --    NCQA awarded AMERIGROUP Community Care of the District of Columbia a
            three-year Commendable Accreditation Status.
      --    On April 1, we began serving over 175,000 people in Tennessee's middle region including Medicaid mothers and children and the ABD population bringing the total Company membership to over 1,500,000 as of April.

      "Our Company's solid performance during the first quarter, produced financial results that were slightly better than we expected," said Jeffrey L. McWaters, AMERIGROUP Chairman and Chief Executive Officer. "We increased our overall membership and laid the groundwork for a successful entry into the State of Tennessee on April 1.

      "We are pleased with the significant growth in our AMERIPLUS product, which serves people in Medicaid's Aged, Blind and Disabled population," McWaters continued. "We increased our total membership in AMERIPLUS by one- third from the previous quarter, to 125,000, and began offering AMERIPLUS in three new markets. By bringing quality healthcare services to this medically vulnerable population, we are able to make a real difference in their lives and to create significant savings for our state government partners."

      Revenue

      Total revenues for the first quarter of 2007 increased 23.5 percent to $832,317,000 compared with $673,876,000 in the first quarter of 2006, resulting from 23.0 percent organic premium revenue growth. Sequentially, total revenues increased 2.8 percent from the fourth quarter of 2006. First quarter investment income and other revenue was $12,723,000. Sequentially, investment income and other revenue increased $841,000, or 7.1 percent, from the fourth quarter of 2006 due primarily to higher invested assets.

      Health Benefits

      Health benefits as a percent of premium revenues were 83.4 percent for the first quarter of 2007 versus 80.4 percent for the fourth quarter of 2006. The sequential increase in the health benefits ratio was impacted by a range of factors including: expected seasonality and trend; mix shift towards new products, such as in the Company's AMERIPLUS product, that are underwritten at a higher health benefits ratio; and maturing experience in Georgia.

      Selling, General and Administrative Expenses

      The selling, general and administrative expense ratio was 12.7 percent of total revenues for the first quarter of 2007 versus 14.2 percent in the fourth quarter of 2006 and compared to 11.8 percent in the first quarter of 2006. The SG&A ratio decreased more than expected sequentially due to higher revenue, the pace of new hiring, lower experience rebate expense and the timing of certain discretionary expenditures.

      Balance Sheet and Cash Flow Highlights

      Cash and investments at March 31, 2007, totaled $1,222,350,000. Unregulated cash and investments were $508,024,000 of which $402,812,000 was restricted. Medical claims liabilities totaled $383,619,000 representing 51 days of claims expense, which is in-line with our expectations of 50 to 60 days, and compares to 55 days in the previous quarter. The decline in days reflects continued improvement in our claims processing operations with lower claims on hand.

      Total debt as of March 31, 2007, was $390,000,000 due to borrowings in connection with the $240,000,000 in aggregate principle amount of 2.0 percent convertible senior notes due 2012 and borrowings under the new credit facility in the amount of $150,000,000. In April, we issued an additional $20,000,000 in aggregate principal amount in connection with the exercise of the overallotment option by the initial purchasers which was used to reduce the amount outstanding on the credit facility. The proceeds from these transactions were used to establish a supersedeas bond in the amount of approximately $351,300,000 to stay the execution of the judgment entered in March in connection with the qui tam litigation in Illinois. At the close of the first quarter, our debt-to-total capital ratio was approximately 33.0 percent.

      Cash flow from operations for the quarter ended March 31, 2007, totaled $29,715,000, compared to $30,315,000 for the fourth quarter of 2006.

      2007 Outlook

      The Company is reiterating its 2007 annual estimates for earnings per diluted share of $1.81 to $1.96.

      The Company's 2007 earnings estimates are predicated on the assumption that new products and markets operate at underwritten levels. Additionally, these estimates include the following assumptions, among others:

      --    Organic premium revenue growth is expected to be slightly above 30.0 percent, compared to the previous estimate of 25.0 to 30.0 percent, reflecting additional growth in new products and markets;
      --    Annualized weighted-average rate increases at the low end of our 3.0 to 4.0 percent range;
      --    Health benefits ratio in the mid-to-upper 83.0 percent range of premium revenues for the full year, compared to the previous estimate of slightly above 83.0 percent, primarily due to higher health benefits ratio associated with new products and markets, as well as rate increases at the low end of our 3.0 to 4.0 percent range;
      --    Selling, general and administrative expenses of approximately 12.0 percent of total revenues, compared to the previous estimate of approximately 12.5 percent. This decrease reflects the leveraging of costs over an expanded revenue base;
      --    Income tax rate of approximately 38.0 percent compared to the previous estimate of 39.0 percent due to a change in our blended state income tax rate; and
      --    Fully diluted shares outstanding of approximately 54,300,000.

    First Quarter Earnings Call

    AMERIGROUP senior management will discuss the Company's first quarter results on a conference call Thursday, April 26, 2007 at 9:30 a.m. Eastern Time. The conference can be accessed by dialing 888-802-2239 (domestic) or 913-312-1269 (international) and providing passcode 9074081 approximately ten minutes prior to the start time of the call. A recording of the call may be accessed by dialing 888-203-1112 (domestic) or 719-457-0820 (international) and providing passcode 9074081. The replay will be available beginning Thursday, April 26, at 12:30 p.m. Eastern Time until Thursday, May 3, at 11:59 p.m. Eastern Time. The conference call will also be available through the investors' page of the Company's Web site, http://www.amerigroupcorp.com , or through http://www.earnings.com . A 30-day replay of this webcast will be available on these Web sites approximately two hours following the conclusion of the live broadcast.

    About AMERIGROUP Corporation

      AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for low-income Americans by developing innovative managed health services for the public sector. Through its subsidiaries, AMERIGROUP serves more than 1.5 million people in the District of Columbia, Florida, Georgia, Maryland, New Jersey, New York, Ohio, Tennessee, Texas and Virginia. For more information, visit http://www.amerigroupcorp.com.

      Forward-Looking Statements

      This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements related to expected 2007 earnings which are subject to numerous factors, many of which are outside of the Company's control, including the levels and amounts of membership, revenues, organic premium revenues, rate increases, operating cash flows, health benefits expenses, medical expense trend levels, our ability to manage our medical costs generally, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share and net income growth. These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause AMERIGROUP's actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against AMERIGROUP; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes. There can also be no assurance that the Company will achieve the estimated earnings discussed in this release or that our actual results for 2007 will not differ materially from our current estimates. The Company's ability to achieve the earnings described is subject to a variety of factors, including those described below, many of which are out of the Company's control.

      Investors should also refer to our Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on February 27, 2007, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.


                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                  (dollars in thousands, except per share data)
                                   (unaudited)

                                                          Three months ended
                                                                March 31,
                                                          2007            2006

Revenues:
  Premium                                           $   819,594      $   666,158
  Investment income and other                            12,723            7,718
    Total revenues                                      832,317          673,876
Expenses:
  Health benefits                                       683,308          525,466
  Selling, general and administrative                   106,117           79,224
  Depreciation and amortization                           8,374            6,752
  Interest                                                  505              116
    Total expenses                                      798,304          611,558
    Income before income taxes                           34,013           62,318
Income tax expense                                       12,720           25,040
  Net income                                        $    21,293      $    37,278

  Diluted net income per share                      $      0.40      $      0.71

  Weighted average number of common
    shares and dilutive potential
    common shares outstanding                        53,721,113       52,591,485


    The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.


                                                           Three months ended
                                                                 March 31,
                                                          2007            2006
Premium revenue                                           98.5 %         98.9 %
Investment income and other                                1.5            1.1
Total revenues                                           100.0 %        100.0 %
Health benefits (1)                                       83.4 %         78.9 %
Selling, general and administrative
  expenses                                                12.7 %         11.8 %
Income before income taxes                                 4.1 %          9.2 %
Net income                                                 2.6 %          5.5 %

      (1) The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

      The following table sets forth the approximate number of our members we served in each state as of March 31, 2007 and 2006. Since we receive two premiums for members that are in both the AMERIVANTAGE and AMERIPLUS product, these members have been counted twice in the states where we offer Special Needs Plans.


                                                            March 31,
                                                    2007              2006
                    Texas                          429,000           386,000
                    Georgia                        220,000               --
                    Florida                        198,000           206,000
                    Maryland                       149,000           142,000
                    New York                       122,000           134,000
                    New Jersey                     101,000           105,000
                    Ohio                            51,000            24,000
                    District of Columbia            39,000            41,000
                    Virginia                        23,000            21,000
                    Illinois(1)                        --             40,000
                          Total                  1,332,000         1,099,000

            (1) AMERIGROUP exited the State of Illinois on July 31, 2006.


    The following table sets forth the approximate number of our members in each of our products as of March 31, 2007 and 2006. SNP members are counted in both the AMERIVANTAGE and AMERIPLUS products when we receive two premiums for those members.

                                                            March 31,
                    Product                         2007              2006
            AMERICAID (Medicaid-TANF)              895,000           768,000
            AMERIKIDS (SCHIP)                      264,000           192,000
            AMERIPLUS (Medicaid-SSI)               125,000            87,000
            AMERIFAM (FamilyCare)                   43,000            45,000
            AMERIVANTAGE (SNP)                       5,000             7,000
               Total                             1,332,000         1,099,000


                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                  (dollars in thousands, except per share data)
                                   (unaudited)

                                                       March 31,    December 31,
                                                         2007          2006

                                     Assets
Current assets:
  Cash and cash equivalents                            $  257,004   $  176,718
  Short-term investments                                   79,224      167,703
  Restricted investments held as
    collateral                                            402,812           --
  Premium receivables                                      54,901       63,594
  Deferred income taxes                                    21,873       21,550
  Prepaid expenses, provider and other
    receivables and other                                  69,446       71,544
    Total current assets                                  885,260      501,109

Property, equipment and software, net                      84,430       81,604
Goodwill and other intangible assets, net                 254,658      255,340
Long-term investments, including
  investments on deposit for licensure                    483,310      500,363
Deferred income taxes                                      12,365           --
Other long-term assets                                     18,998        7,279
                                                       $1,739,021   $1,345,695

       Liabilities and Stockholders' Equity
Current liabilities:
  Claims payable                                       $  383,619   $  385,204
  Unearned revenue                                         63,431       63,765
  Accounts payable                                          4,520        6,285
  Accrued expenses, capital leases and
    other                                                  90,159      107,668
  Current portion of long-term debt                        21,300           --
    Total current liabilities                             563,029      562,922

Long-term debt                                            368,700           --
Capital leases and other                                   10,644        6,551
Deferred income taxes                                          --        7,637
    Total liabilities                                     942,373      577,110

Stockholders' equity:
  Common stock, $.01 par value                                525          523
  Additional paid-in capital                              389,098      391,515
  Retained earnings                                       407,025      376,547
    Total stockholders' equity                            796,648      768,585
                                                       $1,739,021   $1,345,695


                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                           Three months ended
                                                                March 31,
                                                          2007            2006
                                                            (in thousands)
Cash flows from operating activities:
  Net income                                           $  21,293      $  37,278
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
    Depreciation and amortization                          8,374          6,752
    Deferred tax benefit                                  (2,665)        (5,850)
    Compensation expense related to
      share-based payments                                 1,960          2,009
    Changes in assets and liabilities
      increasing (decreasing) cash flows
      from operations:
      Premium receivables                                  8,693         25,489
      Prepaid expenses, provider and other
        receivables and other current assets               2,973         (3,817)
      Other assets                                        (2,790)          (287)
      Claims payable                                      (1,585)           908
      Unearned revenue                                      (334)        60,834
      Accounts payable, accrued expenses
        and other current liabilities                    (10,490)        33,552
      Other long-term liabilities                          4,286           (974)
        Net cash provided by operating
          activities                                      29,715        155,894

Cash flows from investing activities:
  Purchase of restricted investments held
    as collateral                                       (402,812)            --
  Purchase of convertible note hedge
    instruments                                          (48,648)            --
  Proceeds from sale of warrant
    instruments                                           23,688             --
  Proceeds from sale of (purchase of)
     investments, net                                    116,991       (157,470)
  Purchase of investments on deposit
    for licensure, net                                   (11,459)        (4,973)
  Purchase of property, equipment and
    software                                              (8,816)        (5,564)
    Net cash used in investing activities               (331,056)      (168,007)

Cash flows from financing activities:
  Proceeds from borrowings under credit
    facility and issuance of convertible
    notes                                                591,318             --
  Repayments of borrowings under credit
    facility                                            (201,318)            --
  Payment of debt issuance costs                         (10,631)            --
  Payment of capital lease obligations                      (249)          (496)
  Proceeds and tax benefits from exercise
    of stock options and change in bank
    overdrafts, net                                        2,507            834
    Net cash provided by financing
      activities                                         381,627            338
Net increase (decrease) in cash and cash
  equivalents                                             80,286        (11,775)
Cash and cash equivalents at beginning
  of period                                              176,718        272,169
Cash and cash equivalents at end of
  period                                               $ 257,004      $ 260,394

SOURCE  AMERIGROUP Corporation
    -0-                             04/25/2007
    /CONTACT: Investors, Julie Loftus Trudell, Senior Vice President, Investor Relations, +1-757-321-3597, or News Media, Kent Jenkins Jr., Senior Vice President, Communications, +1-757-518-3671, both of AMERIGROUP Corporation/
    /Web site:  http://www.amerigroupcorp.com/